Exhibit 5.1

[Letterhead]

January 29, 2003

VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022

Re:	VCA Antech, Inc., Registration Statement on Form S-3
(Registration No. 333- )

Ladies and Gentlemen:

We have acted as counsel to VCA Antech, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement (the “Abbreviated Registration Statement”), which relates to the registration statement on Form S-3 (No. 333-102439), as amended (the “Registration Statement”), and the prospectus contained in the Registration Statement. The Abbreviated Registration Statement covers the registration under the Securities Act of 1933 of 1,207,500 shares (the “Shares”) of the Company’s common stock, par value $0.001, to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). The Shares are to be sold pursuant to the terms of an underwriting agreement by and among the Company, Credit Suisse First Boston LLC, Goldman, Sachs & Co., Banc of America Securities, LLC, Salomon Smith Barney, Inc., Jefferies & Company, Inc. and Wells Fargo Securities, LLC (the “Underwriters”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the General Corporation Law of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and to the use of our name in the related Prospectus under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/    AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP